Telesis Technology Corporation Retains Professional Legal Firms & Holds Special Meeting of the Audit Committee.

Palmetto, Florida – October 26th, 2005 – Telesis Technology Corporation (OTC: TLST) today announced that it has retained The Law Offices of David Love for securities compliance, support and listing.  The company has also retained the Law Firm of Spiegel & Utrera PA, as General Counsel.  The law firm is experienced in capital formations, private placements and contract law.  Lastly the company also retained deBeaubien, Knight, Simmons, Mantzaris & Neal, LLP http://www.dbksmn.com Founded in 1976, a peer reviewed rated firm of 100 attorneys, listed on Martindale-Hubbell will act as corporate counsel since the firm is experienced in all areas of law including business, commercial litigation, employment, securities, IP and trademark law.

A special meeting of the Audit Committee was held to review and approve in advance the audit scope, ratification of appointment of Independent Auditors, the types of non-audit services, and the estimated fees for the coming year.  The Board of Directors has selected the firm of E. Randall Gruber, CPA, PC as independent accountants, to be Telesis Technology Corporations auditors for the year 2006. The firm of E. Randall Gruber, CPA, PC has served in this capacity for the year 2003, 2004 and 2005.  The firm is member of AICPA and PCAOB Registered.

About Telesis Technology Corporation

Telesis Technology Corporation is a Federal Aerospace and Defense Contractor.  Telesis Technology Corporation has several operating divisions with main locations in Palmetto, Florida, and Superior, Nebraska.  Company information can be obtained at http://www.telesistechnology.com

"Safe Harbor Statement" under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements that involve risks and uncertainties. Statements in this press release other than statements of historical fact are forward-looking statements that are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results, events and performance could vary materially from those contemplated by these forward-looking statements. These statements involve known and unknown risks and uncertainties that may cause the company's actual results in future periods to differ materially from results expressed or implied by forward-looking statements. You should not place undue reliance on forward-looking statements, because they involve these risks and uncertainties. You should independently investigate and fully understand all risks before making investment decisions.

Contact:

Investor Relations

Hasit Vibhakar

Telesis Technology Corporation

941-795-7441 ext: 228

ir@telesistechnology.com